Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2017 Equity Incentive Plan of Houston American Energy Corp. of our report dated March 16, 2017, with respect to the consolidated financial statements of Houston American Energy Corp. as of December 31, 2016 and 2015, and each of the years then ended included in the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GBH CPAs, PC
GBH CPAs, PC

Houston, Texas
October 2, 2017